Exhibit 10.3
July 15, 2010

Dennis Crosby

Dear Dennis:
I am pleased to confirm our offer and your acceptance of employment for the position of President, Excess & Surplus Lines, reporting to Kevin Rehnberg. Your salary will be $15,384.62 each bi-weekly pay period, equivalent to $400,000.00 annually.
From your first day of employment, you will be eligible to participate in OneBeacon's contributory health, dental and insurance plans, as well as the OneBeacon Stock Ownership and 401(k) plans. As a member of senior management, you are empowered to self manage your time off needs. We recognize the criticality of your role to stay connected and expect that, within reason, you will be readily accessible to your staff and other senior management, as needed.
Your target bonus under the Management Incentive Plan (MIP) will be 50% of your annualized base salary for plan year 2010. An overall bonus pool is calculated based on company results. The allocation of the pool, if any, is based on achieving your business unit's goals and objectives as well as your own individual performance. Individual awards are determined by your management and the Board of Directors, in its sole discretion. The plan does not cap the amount that can be paid to any one participant.
You will receive a sign-on bonus in the amount of $1,800,000 payable in three installments. The first installment of $1,000,000 (gross) will be paid within your first 30 days of employment. Subsequent payments of $400,000 (gross) will be paid in each of March 2011 and March 2012. Payments will be made assuming you are employed at the time of each payment.
You will also have the opportunity to participate in the OneBeacon long-term incentive plan. Subject to ratification by the Compensation Committee of the Board of Directors at the next regularly scheduled meeting, you will receive an initial allocation of performance shares and performance units with an at target aggregate value of $750,000.00 for the three-year 2010-2012 award cycle. The performance shares and performance units have the potential to vest, assuming corporate performance goals are met, at the end of the three-year cycle, with payment made in early 2013. Payment is determined by the Board of Directors in its sole discretion and is subject to all plan terms and conditions, including the return of an executed Confidentiality and Non-solicitation Agreement. We would expect you to be eligible for annual grants under this plan.
In the event your employment with OneBeacon is terminated for reasons other than cause including termination due to any prospective change in control, you will be eligible for separation pay equivalent to two times salary and two times target bonus provided you execute and not rescind OneBeacon's standard Agreement and Release (“Agreement”).  You will have 45 days after receipt to sign the Agreement, but you may not sign the Agreement before your termination date. Payment shall be made within 30 days of our receipt of your executed Agreement.
OneBeacon is making this offer of employment based in part on your representation that you are not currently subject to a written employment contract and that your employment with OneBeacon will not violate any restrictive covenants to which you have agreed. You may not bring any confidential or proprietary information from any former employer to OneBeacon, or use to the benefit of or disclose to OneBeacon any such information at any time. While still employed with your current employer, you may not engage in any activities that would be unfair or disloyal to them.
Before you can begin working at OneBeacon, we need to verify that you are legally eligible to work in the United States. You will receive a listing of acceptable forms of identification per the U.S. Department of Justice Immigration and Naturalization Form I-9 in your new hire packet. Please bring the appropriate identification with you on your first day.

Dennis, we are very excited at the prospect of you joining the OneBeacon team. If you have additional questions, please contact me directly at xxx-xxx-xxxx or at my home at xxx-xxx-xxxx.

Sincerely,
/s/ Thomas N. Schmitt
Thomas N. Schmitt
SVP and Chief Human Resources Officer

Please sign and fax back your acceptance to my attention at xxx-xxx-xxxx.

Accepted:    /s/ Dennis Crosby